Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-213991, 333-217104, 333-223997, and 333-230542) pertaining to the 2016 Equity Incentive Plan, the 2006 Stock Plan, and the 2016 Employee Stock Purchase Plan of Coupa Software Incorporated of our report dated April 16, 2019 (except for Note 15, as to which the date is July 17, 2019) with respect to the consolidated financial statements of Exari Group, Inc. included in this Current Report on Form 8-K/A.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

July 17, 2019